Exhibit 3.5

                                    CORRECTED
                           CERTIFICATE OF DESIGNATIONS

                                       of

                      SERIES F CONVERTIBLE PREFERRED STOCK

                                       of

                              COMFORCE CORPORATION

                           (Pursuant to Section 103 of
                      the Delaware General Corporation Law)


     This instrument restates Section 6 and Section 7 of the Certificate of Designations filed by COMFORCE Corporation with the Secretary of State of Delaware on October 29, 1996 to correct inaccurate provisions therein contained. The original provisions were not an accurate record of the corporate action referred to in such Certificate of Designations. The entire instrument in corrected form is set forth below.

     COMFORCE Corporation, a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the "Corporation"), HEREBY CERTIFIES THAT the following Resolution was adopted by the Board of Directors of the Corporation, as required by Section 151 of the General Corporation Law of the State of Delaware and pursuant to authority expressly vested in it by the provisions of its Certificate of Incorporation, as amended, by a unanimous written consent executed as of October 25, 1996:

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation, as amended, the Board of Directors hereby creates a series of Preferred Stock, par value $0.01 per share, of the Corporation, and hereby states the designation and authorized number of shares of such Preferred Stock, and fixes the relative rights, preferences and limitations thereof, as follows:

     Section 1. Designation and Amount. The shares of such series shall be designated as "Series F Convertible Preferred Stock" (the "Series F Preferred Stock") and the number of shares constituting the Series F Preferred Stock shall be 10,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series F Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series F Preferred Stock.

     Section 2. Dividends and Distributions.



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          (A)  Subject to the  rights of the  holders of any shares of any other series of Preferred Stock, par value $0.01 per share, of the Corporation (or any similar stock) ranking prior and superior to the Series F Preferred Stock with respect to dividends, the holders of shares of Series F Preferred Stock, in preference to the holders of Common Stock, par value $0.01 per share (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive out of funds legally available for the purpose, quarterly dividends of five percent (5%) per annum payable in cash or in Common Shares, at the Corporation's option, on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series F Preferred Stock, and at such other times as the Corporation shall elect.

          (B) The Corporation shall declare a dividend or distribution on the Series F Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

          (C) Dividends shall be cumulative and shall begin to accrue on outstanding shares of Series F Preferred Stock from the date of issue of such shares. In the case of dividends payable in Common Stock, the Common Stock shall be valued at the closing bid price of the Corporation's Common Stock as reported on the American Stock Exchange, the Nasdaq National Market System or such other exchange or quotation system on which the Corporation's Common Stock is then listed or quoted, on the date the dividend is declared.

     Section 3. Voting Rights. The holders of shares of Series F Preferred Stock shall have no voting rights whatsoever except as specifically provided by the General Corporation Law of the State of Delaware.

     Section 4. Certain Restrictions.

          (A) Whenever quarterly dividends or other dividends or distributions payable on the Series F Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series F Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

               (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series F Preferred Stock;

               (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the Series F Preferred Stock, except dividends paid ratably on the Series F Preferred Stock and all such parity stock

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



          on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

               (iii) redeem or purchase or otherwise acquire for consideration, shares of any stock ranking junior (either as to dividends or upon liquidation, dis solution, or winding up) to the Series F Preferred Stock, provided that the Corporation may at any time redeem, purchase, or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation, or winding up) to the Series F Preferred Stock; or

               (iv) redeem or purchase or otherwise acquire for consideration any shares of Series F Preferred Stock, or any shares of stock ranking on a parity with the Series F Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series' and classes, shall determine in good faith will result in fair and equitable treatment among the respective series' or classes.

          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this
     Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5. Reacquired Shares. Any shares of Series F Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock, par value $0.01 per share, or any similar stock or as otherwise required by law.

     Section 6. Liquidation, Dissolution, or Winding Up. Upon any liquidation, dissolution, or winding up of the Corporation, no distribution shall be made to the holder of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series F Preferred Stock unless, prior thereto, the holders of shares of Series F Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment.

     Section 7. Adjustments. If at any time after the date hereof the Corporation shall, through merger or consolidation or otherwise, change its shares of Common Stock into different securities or property, then the Conversion Price (as hereinafter defined) per share and the other terms of conversion shall be equitably adjusted in such manner, or such other equitable adjustments shall be made, as the Board of Directors in the proper exercise of its fiduciary duties, determines to be appropriate. The Corporation shall give the holders of record of the Series F Preferred Stock written notice of any such adjustments made by the Board of Directors,

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



which notice shall be given by mail, postage prepaid, addressed to each such holder at the holder's address as shown by the records of the Corporation.

     Section 8. Redemption The shares of Series F Preferred Stock shall not be redeemable.

     Section 9. Rank. Unless otherwise provided in the rights, preferences and limitations of any other series of the Corporation's Preferred Stock, par value $0.01 per share, the Series F Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the Corporation's Preferred Stock, par value $0.01 per share.

     Section 10. Conversion. Each share of Series F Preferred Stock shall, (i) at the option of the holder on or after the applicable Conversion Date (as hereinafter defined) or (ii) automatically on the second anniversary of the date of issuance, be converted into such number of shares of Common Stock determined by dividing $1,000 plus all accrued, unpaid dividends thereon by the per share Conversion Price (as hereinafter defined). The "Conversion Price" shall mean 86% of the average closing bid price of the Corporation's Common Stock for the five trading days immediately preceding the Conversion Date as reported on the American Stock Exchange, the Nasdaq National Market System or such other exchange or quotation system on which the Corporation's Common Stock is then listed or quoted. The Conversion Price shall not be less than $8.75 per share nor more than $24 per share. In the event that the Conversion Price would, absent the limitation on the Conversion Price set forth in the preceding sentence, be less than $8.75 per share, the difference between the Conversion Price and $8.75 will be paid to the holder in cash upon conversion. The "Conversion Date" shall mean, in the case of 50% of the shares of Series F Preferred Stock held by any holder, March 1, 1997 and, in the case of the remaining shares held by such holder, April 1, 1997; provided, however, that if the Corporation completes an underwritten public offering prior to January 5, 1997, each such Conversion Date shall be one (1) month earlier.

     Section 11. Conversion Mechanics.

          (A) Optional Conversion By Holder. Each holder of a share of Series F Preferred Stock shall have the right, at the option of the holder, to convert such share into fully paid and nonassessable shares of Common Stock in accordance with the provisions of Section 10 hereof. In order for a holder of a share of Series F Preferred Stock to exercise the conversion option granted by this subsection with respect to any shares of Series F Preferred Stock, the holder thereof shall surrender the certificate or certificates therefor to the Corporation, duly endorsed in blank for transfer, accompanied by a written notice of the election to convert such shares of Series F Preferred Stock or a portion thereof executed on such form as may be prescribed from time to time by the Corporation.

          (B) Automatic Conversion. Each share of Series F Preferred Stock shall automatically, with no further action on the part of the holders thereof or the Corporation, be converted into and become Common Stock in accordance with the provisions of Section 10 hereof. Following automatic conversion of the shares of Series F Preferred Stock into shares of Common Stock, written notice

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          (the  "Conversion  Notice") shall be given by the Corporation by mail, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which the Conversion Notice is given) of shares of Series F Preferred Stock notifying such holder of the conversion and specifying the number of shares of Common Stock into which each share of Series F Preferred Stock has been converted, the place where the certificates evidencing shares of Series F Preferred Stock should be delivered and the procedures that should be
          followed  in  delivering  the   certificates   so  that   certificates
          evidencing the shares of Common Stock into which the Series F Preferred Stock has been converted will be issued to such holder. The Conversion Notice shall be addressed to each holder at the holder's address as shown by the records of the Corporation. From and after the time that the shares of Series F Preferred Stock are converted into shares of Common Stock, certificates evidencing the shares of Series F Preferred Stock, until they are delivered to the Corporation in accordance with the instructions set forth in the Conversion Notice, shall evidence the shares of Common Stock into which the shares of Series F Preferred Stock have been converted. Following conversion of the shares of Series F Preferred Stock into shares of Common Stock, the Corporation shall not issue any more shares of Series F Preferred Stock.

     WITNESS WHEREOF, COMFORCE Corporation has caused its corporate seal to be hereunder affixed and this certificate to be executed on behalf of the Corporation by its Chief Financial Officer this 29th day of November, 1996.

                                COMFORCE CORPORATION


                                By:                /s/ Paul Grillo
                                        ---------------------------------------
                                        Paul J. Grillo, Chief Financial Officer


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